UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 1, 2016

UNITED CONTINENTAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive office)	(Zip Code)

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to Part III, Section 8.1 of the Restated Certificate of Incorporation of United Continental Holdings, Inc. (the “Company”), the International Association of Machinists and Aerospace Workers (the “IAM”), the holder of the Company’s Class IAM Junior Preferred Stock, has the right to elect one member to the Company’s Board of Directors (the “Board”) at each annual meeting of stockholders, remove such director with or without cause, and fill any vacancies in such directorship. Richard A. Delaney has occupied the IAM director position on the Board since June 2014.

On February 1, 2016, the IAM notified the Company that Mr. Delaney would leave the Board as of March 1, 2016. Mr. Delaney’s departure was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The IAM also notified the Company that the IAM has designated Sito Pantoja to fill the vacancy resulting from Mr. Delaney’s departure, effective March 1, 2016. At this time, the Board has not yet designated any committees upon which Mr. Pantoja will serve.

Other than pursuant to the rights of the IAM described above, Mr. Pantoja is not a party to any arrangement or understanding with any person pursuant to which he was appointed a director, nor is he a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Jennifer L. Kraft
Name:	Jennifer L. Kraft
Title:	Deputy General Counsel and Secretary

Date: February 5, 2016